Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS





         We consent to the incorporation by reference in this Registration Statement of Entrade Inc. on Form S-8 of our report dated February 1, 1999 on our audits of the consolidated financial statements of ARTRA GROUP Incorporated and its subsidiaries at December 31, 1998 and 1997, and for each of the years in the period ended December 31, 1998 appearing in the Registration Statement on Form S-4 (Registration No. 333-79175) of Entrade Inc. filed with the Securities and Exchange Commission under cover of Form S-4/A on August 18, 1999. We also consent to the reference to us under "Item 5 - Interests of Named Experts and Counsel" in such Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
November 19, 1999